DEVELOPMENT SERVICES AGREEMENT

This Development Services Agreement (“Agreement”) is made this 22nd day of December, 2010, (“Effective Date”) by and between NorthStar Partners Consulting, LLC, a Connecticut limited liability company (“Company”), and I-Web Media, Inc., a Delaware corporation dba Heartland Bridge Capital (“I-Web”).  Each of the Company and I-Web shall be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, I-Web wishes to determine the commercialization options for an innovative new tampon technology (the “Technology”);

WHEREAS, the Company has experience and expertise in the developing the consumer value propositions (concept platforms) and volumetric modeling necessary to assess commercialization options;

WHEREAS, I-Web wishes to retain the Company to determine the commercialization options for the Technology;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and I-Web, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Services

Scope of Work.  Subject to the terms and conditions of this Agreement, the Company shall provide to I-Web: (i) the services  described in the Statement of Work (“SOW”), appended to this Agreement as Attachment A (“Services”); (ii) such programming, consulting, and other services related to the Services as may be agreed upon by the Parties; and (iii) such deliverable goods and works (“Deliverables”) as set forth in a Statement of Work, as appended to this Agreement as Attachment A.

2.           Operations

2.1           Project Manager.  The Company shall appoint a Project Manager with overall responsibility for Company’s performance under this Agreement.  Subject to and in accordance with the terms and requirements of this Agreement, the Project Manager shall:

(a)   ensure that the appropriate service level standards are met;
(b)   meet regularly with designated I-Web representatives (which may include independent consultants) to review the Company’s performance, coordinate the provision of Services to I-Web, and discuss future I-Web requirements;
(c)   ensure that adequate personnel of the Company are available and are provided the tools, training, and support necessary to meet appropriate performance requirements;
(d)  supervise the Company personnel to ensure that the Services are provided in accordance with this Agreement;

(e)   modify, in consultation with I-Web, the Services; and
(f)   serve as the principal interface between the Company and I-Web with respect to all issues relating to the Services.

2.2           Service Changes.  In the event that I-Web wishes to request changes in the Services, including additions, deletions, and rearrangements (“Changes”), I-Web shall submit such requests to the Company in writing (for the purposes of this Agreement the terms “writing,” “agreement in writing” or “written agreement” will include correspondence by electronic mail).  The Company will provide I-Web with good faith estimates of the cost to I-Web for such Changes and will advise as to the most cost-effective and efficient means of implementing such requested Changes.  The Company is responsible for implementing Change requests and I-Web shall pay the appropriate charges, if any, in accordance with the agreement of the Parties as confirmed in a written amendment to this Agreement.

2.3           Mutual Cooperation.  Both I-Web and the Company agree to provide all cooperation reasonably necessary to effectuate the purposes of this Agreement in a timely and efficient manner.

3.           Fees/Payments

3.1           Service Fees. The fees for the Services shall be as follows

(a)           $7,000 in cash paid within seven (7) days of the Effective Date; and

(b)           a Warrant to purchase 25,000 shares of I-Web’s common stock, restricted in accordance with Rule 144, with an exercise price of Four Dollars ($4) per share (and the other rights and preferences as set forth in the form of Warrant attached hereto as Attachment C), which shall vest in accordance with the thresholds set forth in the Fee Schedule, attached hereto as Attachment B.

In addition to the fees set forth above and on Attachment B, I-Web shall reimburse the Company for actual expenses at cost, including travel, reasonably incurred by the Company in response to requests for services and other mutually agreed reimbursable costs.

3.2.           Additional Systems or Services.  In the event that I-Web requests the Company to perform additional services, or requests an expansion in the scope of Services, the Company shall submit a proposal in writing to I-Web, specifying the scope of the proposed work and the fees to be charged.  Upon I-Web’s written agreement to the work specifications and charges, the Company shall perform the work as directed, all other terms and conditions of this Agreement to apply.

4.           Updates and Taxes

4.1           Weekly Updates.  The Company will provide I-Web with weekly updates regarding the Services and the Company’s progress.

4.2           Taxes. All applicable federal, state, and/or local taxes for the fees paid under this Agreement will be the responsibility of the Company.  The Company agrees to pay and remit all such applicable taxes to the respective taxing authorities.

5.           Term and Renewal.  The term of this Agreement shall be for a period of one year, commencing on the Effective Date and expiring one year later.  This Agreement shall not be renewed or extended unless the Parties agree in writing.

6.           Termination

6.1           This Agreement may be terminated prior to completion by: (a) the written agreement of both Parties; (b) by either Party in the event that other Party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within fifteen (15) days after receipt of written notice thereof, in which case, this Agreement shall terminate upon expiration of the fifteen (15) day period; (c) immediately, by either Party if the other Party ceases to do business or is dissolved or becomes bankrupt or insolvent or makes any assignment for the benefit of its creditors or if a receiver is appointed to direct its business; or (d) by I-Web at any time for its convenience upon fifteen (15) days prior written notice, in which case, I-Web’s sole liability shall be to pay the Company for services actually rendered and reasonable expenses incurred as of the effective date of termination.  All remedies shall be cumulative.

6.2                 In the event of termination of this Agreement for any reason whatsoever, the Company shall deliver to I-Web all information and/or materials gathered by the Company through the provision of its development services under this Agreement to the point of termination.

7.           Warranties and Representations of the Company

The Company represents and warranties the following:

7.1           Corporate Good Standing.  The Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of Connecticut, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.

7.2           Authority; Enforceability.

(a)           The Company has the right, power, and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  This Agreement constitutes (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of the Company, enforceable in accordance with their respective terms.

(b)           The execution, delivery, and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of the Company’s organizational documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which the Company is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c)           All requisite corporate action has been taken by the Company to authorize and approve the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

7.3           Professional Services.  The Services to be performed by the Company hereunder shall be performed in a timely and professional manner by qualified personnel familiar with the Services.  All Services and Deliverables shall meet or exceed industry standards for such Services and Deliverables.

7.4           The performance by the Company of its obligations hereunder shall at all times be in compliance with all applicable laws, rules, and regulations.

7.5           The Company is authorized to enter into and perform this Agreement.

7.6           The Company represents that it: (i) is acquiring the Warrant solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Warrant or any part thereof; (ii) has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same; and (iii) does not presently have reason to anticipate a change in such intention.

7.7           The investment in the Warrant involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Warrant for an indefinite period of time and to suffer a complete loss of its investment.

7.8           The Company further acknowledges that the Warrant is a restricted security under Rule 144 of the Act (as defined below), and, therefore, when issued by I-Web to the Company will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Company further agrees not to make any disposition of all or any portion of the Warrant unless and until:

(i)           There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)           The Company shall have notified I-Web of the proposed disposition and shall have furnished I-Web with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by I-Web, the Company shall have furnished I-Web with an opinion of counsel, reasonably satisfactory to I-Web, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Company to a partner (or retired partner) of the Company, or transfers by gift, will, or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof (including the Registration Rights Agreement) to the same extent as if they were the Company hereunder.

8.           Representation and Warranties of I-Web

I-Web represents and warranties the following:

8.1           Corporate Good Standing.  I-Web is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.

8.2           Authority; Enforceability.

(a)           I-Web has the right, power, and authority to execute and deliver this Agreement, and to perform its obligations hereunder.  This Agreement constitutes (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of I-Web, enforceable in accordance with their respective terms.

(b)           The execution, delivery, and performance of this Agreement by I-Web, and the consummation of the transactions contemplated hereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of I-Web’s organizational documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which I-Web is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c)           All requisite corporate action has been taken by I-Web to authorize and approve the execution and delivery of this Agreement, the performance by I-Web of its obligations hereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

8.3           I-Web is the owner of the Technology and as such has the authority to authorize the Company to perform the Services.

9.           Confidential Information

9.1           The Company shall keep in strictest confidence and shall not, without the prior written consent of I-Web, disclose to any third party, or use for any purpose other than in the performance of this Agreement, any information regarding the business affairs of I-Web or I-Web’s clients that the Company may acquire or develop in connection with its performance of this Agreement.  Notwithstanding the foregoing, the Company shall have no obligation of confidentiality with respect to information which: (a) is or becomes public domain, through no fault of the Company; (b) The Company can establish was in its possession at the time of disclosure hereunder; or (c) was lawfully received from a third party that had a right to disclose such information.  Upon demand or termination of this Agreement, for any reason whatsoever, the Company shall deliver to I-Web all materials related to I-Web or I-Web’s clients in the Company’s possession.

9.2           The Company acknowledges that unauthorized disclosure or use of any I-Web confidential material may result in irreparable harm to I-Web and the Company agrees that I-Web may, in addition to any other remedies available to it, seek and obtain injunctive relief against the breach or threatened breach of the Company’s confidentiality obligations hereunder.

10.           Ownership

10.1           I-Web shall exclusively own and have all right, title and interest (including but not limited to, all copyrights, patents, trademarks, and trade secrets) in and to all information related to I-Web and the Technology derived from the performance of the Services, related documentation, and any other Deliverables prepared in the performance of this Agreement and any inventions conceived or created by Company in the performance of this Agreement (the “Results”).  The Company agrees not to disclose or reproduce the Results, except as may be expressly agreed by I-Web in writing.  The Company agrees to execute such documents as may be necessary to vest sole ownership of the Results in I-Web.

10.2           To the extent that the Deliverables contain the pre-existing intellectual property of Company or a third party, the Company hereby warrants that it owns or has legal rights to such intellectual property with full right to license same to I-Web, and hereby grants to I-Web and its affiliates a paid-up non-exclusive, worldwide license to use with rights to sublicense and display such intellectual property in connection with the use of the Results created by the Services and the Deliverables.

11.          Assignment. The Company may not delegate its duties, assign, or otherwise transfer its rights or obligations under this Agreement, in whole or in part, without the prior written consent of I-Web.  Any attempted assignment without I-Web’s prior written consent shall be void.

12.          Insurance Requirements.      The Company will provide appropriate insurance coverage for the performance of the Services.

13.          Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas without effect of the conflicts of law rules.  The Company and I-Web hereby consent to the exclusive jurisdiction in the state and federal courts sitting in and for the County of Fort Bend, State of Texas.

14.          Independent Contractor.  In performing this Agreement, the Company and I-Web shall operate as and have the status of independent contractors and neither shall act as an agent or employee of the other.  Neither Party shall have any power or authority to bind or obligate the other Party in any manner to any third party.

15.           Notices.  Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, electronic mail (with confirmation of receipt), or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to I-Web:	James F. Groelinger
Chief Executive Officer
I-Web Media, Inc.
1 International Boulevard, Suite 400
Mahwah, NJ 07495
E-mail: jgroelinger@hbcapital.com
Fax: (518) 252-3917

With a copy to:	Craig V. Butler, Esq.
The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA 92628
Facsimile: (949) 635-1244
E-mail: cbutler@thelebrechtgroup.com

If to the Company:	NorthStar Partners Consulting, LLC
10 Saugatuck Avenue
Westport, CT 06880
Attn.: John Linderman
Fax: (203) 226-9029
E-mail: jlinderman@northstarpartnersinc.com

16.          Severability. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law, the validity of the remaining portions or provisions hereof shall not be affected thereby, and the offending provision shall be given effect to the greatest extent allowed by law.

17.          Waiver.  The failure of either party to exercise any right provided for herein or to enforce any breach of this Agreement shall not be deemed to be a waiver of any right hereunder or a waiver of any rights that arise from a subsequent breach of this Agreement.

18.          Entire Agreement. The Parties agree that this Agreement, including any referenced exhibits and attachments, is the entire, complete, and exclusive statement of agreement and supersedes all proposals, understandings, representations, conditions, warranties, covenants, and all other communications between the Parties, oral or written, relating to the subject matter hereof.  This Agreement may only be amended or modified pursuant to a written instrument signed by a duly authorized representative of each Party.  This Agreement may be executed in multiple counterparts, and by electronic means, each counterpart constituting an original.

“Company”		“I-Web”

NorthStar Partners Consulting, LLC		I-Web Media, Inc.,
a Connecticut limited liability company		a Delaware corporation

/s/ John Linderman		/s/ James F. Groelinger
By:	John Linderman	By:	James F. Groelinger
Its:	Managing Director	Its:	Chief Executive Officer

ATTACHMENT A

STATEMENT OF WORK

I-Web Media, Inc. dba Heartland Bridge Capital

Concept Validation Statement of Work December 22, 2010

Contents

The Statement of Work consists of the following sections:

I.	Background
II.	Project Objectives
III.	Recommended Overall Solution/Approach
IV.	Recommended Approach/Deliverables
V.	Timing
VI.	Staffing

I.  Background

This Statement of Work is being issued in conjunction with that certain Development Services Agreement by and between I-Web Media, Inc., dba Heartland Bridge Capital (the “Company”) and NorthStar Partners Consulting, Inc. (“NSP”).  The Company’s management  is considering the commercialization options for an innovative new tampon technology targeted to menstruating women between the ages of 15 and 49. Initial patent filings on the new technology have been processed and early product prototype design has been completed. This technology represents an innovative, new tampon product application for target consumers that has the potential to deliver several important and contemporary advantages relative to the current competitive product offerings.

The Company is now poised to move into an early commercialization phase for this new technology. The primary models involve alternate business development options with leading consumer packaged goods companies (CPG) that currently (or potentially) compete within the feminine protection category.  While it is premature to assume that the final commercialization path will involve a license or sale of the Company technology, it is viewed currently as the most favorable scenario based on the significant marketing and logistical hurdles required to launch new technology and effectively compete within this product category.

A core requirement to assess the commercial viability of this new technology involves soliciting consumer purchase and usage reaction to the proposition. Based on favorable consumer interest, the research will enable for development of volumetric scenarios that build from core assumptions on trial, repeat and price/value. Assuming the volumetric modeling defines a business potential that meets the target CPG business development hurdle rates, the Company is interested in engaging potential CPG target companies in relationship and business development discussions.

NorthStar Capabilities:

NSP is ideally positioned to assist the Company in developing the required consumer value proposition (concept platforms) and volumetric modeling to assess commercial option potential. NSP consultants have extensive experience in new product innovation (specifically within the feminine protection category), business modeling and business development. NSP has worked successfully with several start-up companies seeking to bring new technologies to the retail and healthcare professional channels via strategic partnerships with large CPG companies. Notably, our prior experience in helping find a successful commercialization partner for the Myself® product provides us a solid relationship platform to expand the new technology opportunity. In summary, we have significant direct category and consumer insights experience combined with contemporary access to the leading CPG companies that are most likely to be interested in the technology to ensure a rapid product feasibility assessment.

Project Scope:

To initially engage in this business opportunity, the Company requires an assessment of the market opportunity (based on consumer concept exposure) and competitive landscape. NSP will combine information from a market and competitive assessment with pro forma business modeling based on an initial set of business assumptions and operating strategies developed jointly with the Company management team.

After the concept validation and pro forma modeling has been completed NSP will proceed to establish a comprehensive business development strategy including the representation of the technology with mutually agreed CPG target companies. This second phase of activity will span the entire early stream business representation responsibilities (e.g. preliminary interest solicitation, process approval facilitation, financial milestone agreements and final business development agreement negotiation).

The commercialization plans and volumetric modeling will be based on detailed assessment of available market information and customized consumer research:

•
Consumer insight development to be used for developing concept platforms.  (This activity may require access to syndicated databases [IRI or AC Nielsen] or other relevant category/consumer syndicated research.);

•	Brand positioning development to optimize the product positioning in the context of the competitive market as well as define important product features and offerings;
•	Retail pricing relative to competitive offerings.

This proposal identifies the approach and consulting costs associated with concept potential for the new technology.

II.   Project Objectives

Overall

■	To validate the potential consumer sales and market share potential of the new feminine protection technology.

Specific

■	To develop a range of concept platforms (anticipate two distinct platforms) that can be used in consumer research to quantify the volumetric potential.

■	To design, field and report results from a quantitative consumer research study using nationally recognized standards for research protocol that are consistent with leading CPG company standards.

■	To define the volumetric potential for the winning concept platform(s) utilizing proven business forecasting techniques that leverage the consumer research insights.

■	To develop an initial commercialization plan of target companies and potential value proposition alignment scenarios customized to each target company.

III.           Recommended Overall Solution/Approach

NSP’s recommended approach consists of three stages:  Stage 1 focuses on development of alternate concept platforms; Stage 2 executes the consumer research to validate business potential; Stage 3 provides the early commercialization plan to begin target CPG company interest solicitation.

IV.            Recommended Approach/Deliverables

What follows is a summary of the recommended process steps and deliverables within each project stage.

Stage 1:  Concept Development

NSP will review any existing knowledge estate provided by the Company related to understanding the current and future evolution of the product technology. This foundation will be complimented by review of consumer and retail category insights that can guide development of alternate concept development platforms. NSP will leverage these insights into compelling concept platforms that provide a relevant description of the product proposition and key benefits for the end use consumer.

Stage 2:  Research Implementation

Stage 2 provides for quantitative consumer testing of alternate concept platforms to assess overall business potential. Research is designed to provide nationally representative consumer feedback to each concept platform.  Feedback will include overall purchase interest, likes and dislikes, key points of concept take-away, overall product value, and level of differentiation. Additionally research will be conducted with a predefined range of CPG brand names to assess the optimal brand fit.

This research will be executed by a nationally recognized research provider (FamilyTime) under the direct management of NSP. FamilyTime has conducted over 1000 consumer concept test over the past 5 years working with Fortune 50 CPG companies to small start-up operations.

The basic research specifications define a minimum sample size of 300 consumers for each concept. Consumers will only be exposed to a single concept. Screening and qualification of research participants will be performed to ensure a balanced geographic and demographic sample. Qualified participants will be screened to represent core feminine protection needs (women 18-49; with an over quota of women 25-35) Respondents will represent all forms of feminine protection products with an over quota on tampon consumers.

Qualified respondents will be invited to take the survey by email with the concept test delivered via an interactive (web based) survey. NSP will work directly with the research provider to ensure compliance to standards and development of the questionnaire.

STAGE 3:  Commercialization Plan

Stage 3 will provide management with a detailed assessment of volume potential for the winning concept platform(s). NSP will integrate research results into a proven business model to quantify sales potential.

Based on management agreement to business potential and assuming predefined hurdle rates area achieved, NSP will develop an initial commercialization plan. This plan will identify a prioritized list of target CPG companies along with an initial articulation of the value proposition alignment, supported by the consumer research insights.

At the conclusion of this initial engagement the Company will be in a position to prioritize business development initiatives and investments required to bring the technology to market. With this important hurdle completed, NSP will immediately transition efforts to building relationships with target companies and engage in the initial solicitation processes. It is understood consulting fees and business costs associated with these NSP activities will be defined under separate cover.

V.    Timing

Assuming project approval by December 27, 2010, the preliminary milestone dates are as follows:

Activity	Milestone Date
Project Kick-Off/Orientation (via conference call)	w/o December 27, 2010
Research design and plan	w/o January 3, 2011
Research implementation (field complete)	w/o January 24, 2011
Data tabulation, Report generation, Business modeling	w/o January 31, 2011
Research report presentation	w/o February 7, 2011
Commercialization plan finalization	w/o February 14, 2011

VI.   Staffing

Staffing for this initiative includes:

NorthStar Associate	Title
Jamie Barickman	Managing Director
John Linderman	Managing Director, Project Lead
Susan O’ Donnell	Project Administration

ATTACHMENT B

FEE SCHEDULE

Assuming project approval by December 27, 2010, the preliminary milestone dates and applicable fees are as follows:

Activity Benchmark	Milestone Date	Warrant Vesting (1)
Project Kick-Off/Orientation (via conference call)	w/o December 27, 2010	50%
Research design and plan	w/o January 3, 2011	0%
Research implementation (field complete)	w/o January 24, 2011	0%
Data tabulation, Report generation, Business modeling	w/o January 31, 2011	0%
Research report presentation	w/o February 7, 2011	0%
Commercialization plan finalization	w/o February 14, 2011	50%

(1)           Pursuant to Section 3, the Warrants will vest 50% up front and 50% upon completion of the commercialization plan finalization.

When completed the Commercialization Plan will provide I-Web’s management with a detailed assessment of volume potential for the winning concept platform(s).  The Company will integrate research results into a proven business model to quantify sales potential.

Based on I-Web’s agreement to business potential and assuming predefined hurdle rates area achieved, the Company will develop an initial commercialization plan. This plan will identify a prioritized list of target CPG companies along with an initial articulation of the value proposition alignment, supported by consumer research insights.

At the conclusion of this initial engagement I-Web will be in a position to prioritize business development initiatives and investments required to bring the technology to market.  With this important hurdle completed, the Company will immediately transition efforts to building relationships with target companies and engage in the initial solicitation processes.

ATTACHMENT C

FORM OF WARRANT